EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Sow Good Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock $0.001 par value per share	Rule 457(o)	$17,250,000	(1)(2)	$0.00014760	$2,546.10
Equity	Common Stock, $0.001 par value per share underlying Representative’s Warrants to Purchase Common Stock	Rule 457(o)	$1,500,000	(3)	$0.00014760	$221.40
Total Offering Amounts/Net Fee Due						$2,767.50
Total Fees Previously Paid						$147.60
Total Fee Offsets						$—
Net Fee Due						$2,619.90

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes additional shares (15% of the shares sold in this offering) that the underwriters have the option to purchase pursuant to their option to purchase additional shares that may be exercised over a 30-day period.
(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.